SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

DiamondCluster International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	36-4069408 (IRS Employer Identification No.)

875 N. Michigan Avenue
Suite 3000
Chicago, Illinois 60611
(Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value, $.001 per share

SIGNATURE
Amended & Restated Certificate of Incorporation
Amended and Restated Bylaws
Specimen Certificate for Shares of Common Stock

Item 1. DESCRIPTION OF DIAMOND CAPITAL STOCK

     DiamondCluster International, Inc.’s (“Diamond”) authorized capital stock consists of Three Hundred Two Million (302,000,000) of which Three Hundred Million (300,000,000) is Common Stock, par value $0.001 per share (the “Common Stock”) and Two Million (2,000,000) is Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

Common Stock

     The Common Stock is entitled to one vote per share on all matters submitted to a vote of holders of Common Stock. Amendments to Diamond’s by-laws and charter require the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of Diamond entitled to vote. There are no restrictions on the ownership or transferability of shares of Common Stock

     The Common Stock is subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate(s) of designations filed to establish the respective classes or series of Preferred Stock.

     Each share of Common Stock issued and outstanding is identical in all respects, and no dividend shall be paid on any share of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Subject to the powers, rights, privileges, preferences and priorities of the Preferred Stock, the holders of Common Stock have exclusively all other rights of stockholders, including without limitation (i) the right to receive dividends, when, as and if declared by our board of directors out of funds legally available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of Diamond or otherwise, the right to receive ratably all of the assets and funds of Diamond remaining after the payment to the creditors of Diamond.

Item 2. EXHIBITS

The following exhibits are filed as part of this registration statement:

3.1+ Amended and Restated Certificate of Incorporation of Diamond

3.2+ Amended and Restated Bylaws of Diamond

4.1 Amended and Restated Partners’ Operating Agreement (filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002 (File No. 000-22125) and incorporated herein by reference

4.2+ Specimen Certificate for shares of Common Stock

+	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:    October 10, 2003

DIAMONDCLUSTER INTERNATIONAL, INC.

By:	/s/ Nancy K. Bellis

Name: Nancy K. Bellis
Title: Vice President, General Counsel and Secretary